Exhibit 99.1

Inotek Pharmaceuticals Strengthens Patent Estate for Lead Product Candidate Trabodenoson

LEXINGTON, Mass – March 9, 2016 – Inotek Pharmaceuticals Corporation (the “Company” or “Inotek”) (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, announced today that the United States Patent and Trademark Office (“USPTO”) issued a new composition of matter patent for its lead product candidate, trabodenoson. This patent bolsters the Company’s patent estate and extends composition of matter intellectual property protection to 2033.

Trabodenoson is an investigational agent currently in pivotal Phase 3 clinical trials for the treatment of glaucoma. Its novel mechanism of action augments the natural function of the trabecular meshwork, the primary pathway where aqueous humor is transported out of the eye.

“The finding of these crystalline forms – each described in the newly-issued patent – and our ability to control their formation, have been key to controlling the stability of trabodenoson when formulated in an eye drop. The extension of our composition of matter patent coverage to 2033 increases our ability to protect trabodenoson eye drops in the U.S. market, with extension in non-U.S. territories pending the international applications on file,” said William McVicar, Chief Scientific Officer of Inotek.

Inotek’s patent estate also includes composition of matter patents covering the trabodenoson compound through 2026 in the U.S. and 2025 abroad, and patents relating to the use of trabodenoson for reducing intraocular pressure, which expire in 2031 in the U.S. and in 2030 if issued abroad.

About Inotek Pharmaceuticals Corporation

Inotek is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Inotek Pharmaceuticals

Inotek Contact:

Claudine Prowse, Ph.D., 781-552-4305

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com